Supplement dated May 14, 2001
                     To Prospectus dated September 21, 1998
As of May 14, 2001, the issuer, Agway Financial Corporation, approved the following changes for securities issued on or after that date:
         8.75% and 8.50% Subordinated Money Market Certificates due October 31, 2015: rates decreased to 7.75% and 7.50%, and due date changed to October 31, 2016.
         9.25% and 9.00% Subordinated Member Money Market Certificates due October 31, 2015: rates decreased to 8.25% and 8.00%, and due date changed to October 31, 2016.
         9.75% Subordinated Money Market Certificate due October 31, 2009: rate decreased to 8.75%.
         9.50% Subordinated Money Market Certificate due October 31, 2004: rate decreased to 8.50% and due date changed to October 31, 2005
                        (Continued on inside back cover)